Exhibit n.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of THL Credit, Inc.:

We have audited the consolidated financial statements of THL Credit, Inc. and its subsidiaries as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015 referred to in our report dated March 10, 2016 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2013, 2012, 2011, and 2010 (not presented herein) appearing under Item 8 of the Company’s 2013, 2012, 2011, and 2010 Annual Reports on Form 10-K, respectively, and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of THL Credit, Inc. and its subsidiaries for each of the six years in the period ended December 31, 2015 appearing on page 103 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Boston, MA

March 10, 2016